Exhibit 3.208

CERTIFICATE OF INCORPORATION ON RE-REGISTRATION OF A PUBLIC COMPANY AS A PRIVATE COMPANY Company No. 7805263 The Registrar of Companies for England/Wales hereby certifies that ROWAN COMPANIES PLC formerly registered as a public company has this day been re-registered under the Companies Act 2006 as a private company is now incorporated under the name of ROWAN COMPANIES LIMITED and that the company is limited by shares. Its register ed office is situated in Engl and/Wales. Given at Companies House on 20th June 2019 Companies House �i-ROFc 0 ,. _ �" . .,.,.,, I fli 't:a ... { J : 0 • • • • •• >lJ ? <? � ........... �:;/ Ol4NDf-v,.9 THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES